EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 3, 2016

HURCO REPORTS FISCAL 2016 SECOND QUARTER RESULTS

INDIANAPOLIS, INDIANA – June 3, 2016, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the second fiscal quarter ended April 30, 2016. Hurco recorded net income of $3,674,000, or $0.56 per diluted share, for the second quarter of fiscal 2016 compared to net income of $3,961,000, or $0.60 per diluted share, for the corresponding period in fiscal 2015. For the first six months of fiscal 2016, Hurco reported net income of $7,569,000, or $1.14 per diluted share, compared to $7,727,000, or $1.17 per diluted share, for the corresponding period in fiscal 2015.

Sales and service fees for the second quarter of fiscal 2016 were $52,029,000, an increase of $1,846,000, or 4%, compared to the corresponding period in fiscal 2015. Excluding a negative currency impact of $733,000, sales and service fees for the second quarter of fiscal 2016 reflected growth of $2,579,000, or 5%, over the corresponding period in fiscal 2015. Sales for the second quarter of fiscal 2016 included $4,529,000 from the businesses of Milltronics and Takumi, which Hurco acquired in July 2015. Sales and service fees for the first six months of fiscal 2016 were $108,532,000, an increase of $7,377,000, or 7%, compared to the corresponding period in fiscal 2015. Excluding a negative currency impact of $4,006,000, sales and service fees for the first six months of fiscal 2016 reflected growth of $11,383,000, or 11%, over the corresponding period in fiscal 2015. Sales for the first six months of fiscal 2016 included $15,490,000 from the Milltronics and Takumi businesses.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months of fiscal 2016 and 2015 (in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2016	2015	Change	Change	2016	2015	Change	Change
North America	$14,933	$13,735	$1,198	9%	$33,874	$28,586	$5,288	18%
Europe	32,006	32,113	(107)	0%	61,010	63,913	(2,903)	-5%
Asia Pacific	5,090	4,335	755	17%	13,648	8,656	4,992	58%
Total	$52,029	$50,183	$1,846	4%	$108,532	$101,155	$7,377	7%

North American sales for the second quarter of fiscal 2016 increased by 9% compared to the corresponding period in fiscal 2015, primarily due to sales from the acquired business of Milltronics Manufacturing Company. Milltronics sales totaled $3,070,000 for the second quarter of fiscal 2016 and more than offset the decrease in non-Milltronics North American sales of $1,872,000, or 14%, year-over-year. Hurco acquired the assets of the Milltronics business in July 2015 and is operating it through its subsidiary Milltronics USA, Inc. Milltronics manufactures and sells knee mills, tool room bed mills, vertical machining centers, combination lathes, slant-bed lathes, and horizontal machining centers. North American sales for the first six months of fiscal 2016 increased by 18% compared to the corresponding period in fiscal 2015, largely as a result of Milltronics sales of $9,154,000, which were partially offset by decreased non-Milltronics sales in North America of $3,866,000, or 14%. The year-over-year decreases in non-Milltronics North American sales in the second quarter and first six months of fiscal 2016 were due to a lower sales volume and lower sales mix of higher-performance machines.

European sales for the second quarter of fiscal 2016 were relatively unchanged compared to the corresponding period in fiscal 2015, reflecting sales growth of 2% offset by a negative currency impact of 2%. European sales for the first six months of fiscal 2016 decreased by 5% compared to the corresponding period in fiscal 2015, reflecting sales growth of 1% that was more than offset by a negative currency impact of 6%. The year-over-year growth in European sales, excluding the effect of the negative currency impact, was driven by increased shipments of higher-performance machines in Germany, France and Italy.

Asian Pacific sales for the second quarter of fiscal 2016 increased by 17% compared to the corresponding period in fiscal 2015, primarily due to sales from the acquired business of Takumi Machinery Co., Ltd. Takumi sales for the second quarter of fiscal 2016 totaled $1,459,000 and more than offset a negative currency impact of $149,000, or 3%, and a decrease in non-Takumi Asian Pacific sales of $555,000, or 13%. Hurco acquired certain assets of Takumi, a Taiwan-based business, in July 2015 and is operating it through its subsidiary, Hurco Manufacturing Limited. Takumi designs and manufactures CNC vertical machining centers, double column machining centers, high speed bridge machines and other machine tools equipped with industrial controls. Asian Pacific sales for the first six months of fiscal 2016 increased by 58% compared to the corresponding period in fiscal 2015 and reflected sales from Takumi of $6,336,000, which was partially offset by a negative currency impact of $337,000, or 4%, and decreased non-Takumi Asian Pacific sales of $1,007,000, or 12%. The year-over-year reductions in non-Takumi Asian Pacific sales in the second quarter and first six months of fiscal 2016 were driven by a lower volume of sales in Southeast Asia.

Orders for the second quarter of fiscal 2016 were $53,220,000 compared to $53,101,000 in the corresponding period in fiscal 2015. Excluding a negative currency impact of $427,000, or 1%, orders increased by $546,000, or 1%, over the corresponding period in fiscal 2015. Orders for the first six months of fiscal 2016 were $104,510,000 compared to $98,110,000 in the corresponding period in fiscal 2015. Excluding a negative currency impact of $3,551,000, or 3%, orders increased by $9,951,000, or 10%, over the corresponding period in fiscal 2015. Orders for the second quarter and first six months of fiscal 2016 included $7,210,000 and $13,439,000, respectively, of orders from the Milltronics and Takumi businesses.

The following table sets forth new orders booked by geographic region for the second quarter and first six months of fiscal 2016 and 2015 (in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2016	2015	Change	Change	2016	2015	Change	Change
North America	$12,106	$15,720	$(3,614)	-23%	$28,969	$29,631	$(662)	-2%
Europe	33,290	33,666	(376)	-1%	61,908	59,645	2,263	4%
Asia Pacific	7,824	3,715	4,109	111%	13,633	8,834	4,799	54%
Total	$53,220	$53,101	$119	0%	$104,510	$98,110	$6,400	7%

North American orders for the second quarter and first six months of fiscal 2016 included $2,653,000 and $6,668,000, respectively, of orders from the business of Milltronics. Excluding the increase in orders related to the Milltronics business, orders for North America decreased by 40% and 25% in the second quarter and first six months, respectively, of fiscal 2016 compared to the corresponding prior year periods. The decreases in non-Milltronics North American orders year-over-year were due to decreased overall customer demand and decreased demand for our higher-performance machines.

European orders for the second quarter of fiscal 2016 decreased by 1% compared to the corresponding prior year period, due mainly to negative currency impact. For the first six months of fiscal 2016, orders increased by 4% compared to the corresponding prior year period, reflecting order growth of 9%, partially offset by a negative currency impact of 5%. The year-over-year increase in orders in the first six months of fiscal 2016 was due to increased customer demand for our higher-performance machines in Germany, France and Italy.

Asian Pacific orders for the second quarter of fiscal 2016 included $4,557,000 of orders related to the Takumi business. Excluding the orders related to the Takumi business, Asian Pacific orders for the second quarter of fiscal 2016 decreased by 12% compared to the corresponding prior year period, primarily due to weaker market conditions in China and Southeast Asia. Asian Pacific orders for the first six months of fiscal 2016 increased by 54% compared to the corresponding period in fiscal 2015 and reflected orders from Takumi of $6,771,000, partially offset by a negative currency impact of $255,000, or 3%, and decreased non-Takumi Asian Pacific orders of $1,717,000, or 19%. The year-over-year reduction in non-Takumi Asian Pacific orders was driven by a lower volume of customer demand in China and Southeast Asia.

Gross profit for the second quarter of fiscal 2016 was $16,610,000, or 32% of sales, compared to $16,559,000, or 33% of sales, for the corresponding prior year period. For the first six months of fiscal 2016, gross profit was $34,308,000, or 32% of sales, compared to $33,106,000, or 33% of sales, for the corresponding prior year period. The year-over-year decrease in gross profit as a percentage of sales in each period was due to the new mix of value and industrial brand Milltronics and Takumi machines with the higher-performance Hurco machines. In addition, pricing pressure and the negative impact of foreign currency also contributed to the slight decrease in gross profit as a percentage of sales.

Selling, general and administrative expenses for the second quarter of fiscal 2016 were $11,943,000, or 23% of sales, compared to $10,850,000, or 22% of sales, in the corresponding period in fiscal 2015. For the first six months of fiscal 2016, selling, general and administrative expenses were $23,904,000, or 22% of sales, compared to $21,304,000, or 21% of sales, in the corresponding period in fiscal 2015. Selling, general and administrative expenses for the second quarter and first six months of fiscal 2016 included approximately $1,213,000 and $2,401,000, respectively, of Milltronics and Takumi operating expenses.

The effective tax rate for the second quarter and first six months of fiscal 2016 was 25% and 28%, respectively, compared to 32% and 34% in the corresponding prior year periods. The changes in the effective tax rates year-over-year were due to changes in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $45,325,000 at April 30, 2016, compared to $55,237,000 at October 31, 2015. Working capital, excluding cash and cash equivalents, was $110,086,000 at April 30, 2016 compared to $95,789,000 at October 31, 2015. The increase in working capital, excluding cash and cash equivalents, was primarily due to increased inventories.

Michael Doar, Chief Executive Officer, stated, “While the negative impact of currency translation and the weaker than anticipated North American market affected our results for the second quarter, I am encouraged by our continued financial performance, which reflects solid European demand for our higher-performance Hurco machines and global demand for the recently acquired industrial brand CNC machines from Takumi.   This is an exciting year for Hurco as we will be exhibiting three CNC machine brands at IMTS, Milltronics, Takumi, and Hurco, showcasing the largest number of new machines in the company’s 48-year history. IMTS will be the official launch of the Takumi brand in North America and a relaunch of the Milltronics brand. IMTS attendees will see impressive product offerings exhibited by all three brands reflecting Hurco’s continued commitment and focus to deliver CNC machines and technologies that increase profits for our customers.”

Hurco Companies, Inc. is an international, industrial technology, company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout North and South America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland

Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Sales and service fees	$52,029	$50,183	$108,532	$101,155

Cost of sales and service	35,419	33,624	74,224	68,049
Gross profit	16,610	16,559	34,308	33,106

Selling, general and administrative expenses	11,943	10,850	23,904	21,304
Operating income	4,667	5,709	10,404	11,802

Interest expense	25	57	49	126

Interest income	7	22	22	43

Investment income (expense)	4	6	106	71

Other (income) expense, net	(246)	(159)	(20)	148

Income before taxes	4,899	5,839	10,503	11,642

Provision for income taxes	1,225	1,878	2,934	3,915

Net income	$3,674	$3,961	$7,569	$7,727

Income per common share
Basic	$0.56	$0.60	$1.15	$1.17
Diluted	$0.56	$0.60	$1.14	$1.17

Weighted average common shares outstanding
Basic	6,570	6,547	6,564	6,535
Diluted	6,641	6,589	6,630	6,578

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2016	2015	2016	2015
	(unaudited)		(unaudited)
Gross margin	32%	33%	32%	33%

SG&A expense as a percentage of sales	23%	22%	22%	21%

Operating income as a percentage of sales	9%	11%	10%	12%

Pre-tax income as a percentage of sales	9%	12%	10%	12%

Effective tax rate	25%	32%	28%	34%

Depreciation and amortization	972	721	1,934	1,447

Capital expenditures	1,155	1,091	2,267	1,615

Balance Sheet Data:	4/30/2016	10/31/2015
	(unaudited)
Working capital (excluding cash)	$110,086	$95,789

Days sales outstanding (unaudited)	58	42

Inventory turns (unaudited)	1.4	1.6

Capitalization
Total debt	$1,545	$1,583
Shareholders' equity	180,747	174,568
Total	$182,292	$176,151

Hurco Companies, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per-share data)

	April 30,	October 31,
	2016	2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$45,325	$55,237
Accounts receivable, net	40,302	41,766
Inventories, net	122,736	106,308
Derivative assets	588	1,228
Prepaid expenses	10,599	9,769
Other	1,695	1,804
Total current assets	221,245	216,112

Property and equipment:
Land	841	841
Building	7,352	7,314
Machinery and equipment	24,115	24,026
Leasehold improvements	3,404	3,323
	35,712	35,504
Less accumulated depreciation and amortization	(22,808)	(22,362)
Total property and equipment	12,904	13,142

Non-current assets:
Software development costs, less accumulated amortization	4,419	3,905
Goodwill	2,403	2,319
Intangible assets, net	1,241	1,289
Deferred income taxes	4,724	4,721
Investments and other assets, net	7,572	7,089
Total non-current assets	20,359	19,323
Total assets	$254,508	$248,577

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$46,073	$43,458
Derivative liabilities	2,258	1,071
Accrued expenses	15,958	18,974
Short-term debt	1,545	1,583
Total current liabilities	65,834	65,086

Non-current liabilities:
Deferred income taxes	2,848	3,998
Accrued tax liability	998	953
Deferred credits and other obligations	4,081	3,972
Total non-current liabilities	7,927	8,923

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,720,453 and 6,650,517 shares issued; and 6,573,103 and 6,551,718 shares outstanding,
as of April 30, 2016 and October 31, 2015, respectively	657	655
Additional paid-in capital	58,296	57,539
Retained earnings	132,209	125,760
Accumulated other comprehensive loss	(10,415)	(9,386)
Total shareholders' equity	180,747	174,568
Total liabilities and shareholders' equity	$254,508	$248,577